Exhibit 10.1

TEREX CORPORATION OUTSIDE DIRECTOR COMPENSATION POLICY

The objectives of Terex Corporation’s (the “Company”) compensation program for outside directors are to: (i) attract and retain independent, high caliber outside directors who are not affiliated with the Company and who provide a balanced experience and knowledge base within the Board of Directors of the Company; (ii) require a meaningful stock ownership in the Company to align the interests of the outside directors with those of the stockholders; and (iii) provide a total compensation opportunity that approximates the 50th percentile of a custom peer group of corporations of comparable revenue size, corporations in the same industry, corporations with which the Company competes for executives, and other manufacturing corporations that may not be in the same industry as the Company but provide similar returns to their stockholders (the “Benchmark Companies”).

The compensation program for outside directors has three principal components: (i) an annual retainer for service as a Board member; (ii) an annual retainer for service on a committee or as Lead Director; and (iii) an initial stock award on becoming a director, each of which is described below.  The program is designed to encourage outside directors to receive a significant portion of their annual retainer for Board service in the Company’s common stock, $.01 par value per share (“Common Stock”), to enable directors to defer receipt of their fees, and to satisfy the Company’s Common Stock ownership objective for outside directors.  The program does not include the payment of additional fees per meeting as each director is expected to prepare for and participate in all meetings during the year and provide a continuous year-round effort regardless of the formal meeting calendar.

Directors who are employees of the Company receive no additional compensation by virtue of their being directors of the Company.  All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board meetings, committee meetings and other activities in furtherance of their responsibilities as members of the Company’s Board of Directors.

Each outside director receives annually, on the first business day after the Company’s Annual Meeting of Stockholders (the “Annual Meeting”), the equivalent of $175,000 for service as a Board member (or a prorated amount if a director’s service begins other than on the day of the Annual Meeting).  Since 2007, each outside director has received the equivalent of $150,000 for service as a Board member, although that amount was reduced by 10% in 2010 in recognition of the salary reductions of up to 10% for the majority of 2010 for most of the Company’s team members.  Each director elects annually, for the particular year, to receive this fee in (i) shares of Common Stock currently, which may be deferred into the stock fund of the Company’s Deferred Compensation Plan, (ii) cash currently, (iii) cash deferred into the bond fund of the Company’s Deferred Compensation Plan, or (iv) any two of the preceding alternatives in equal amounts.  If a director elects to receive shares of Common Stock currently without deferral into the stock fund of the Company’s Deferred Compensation Plan, then 40% of this amount is paid in cash to offset the tax liability related to such election.  For purposes of calculating the number of shares of Common Stock into which any fixed sum translates, Common Stock is valued at its per share closing price on the NYSE on the day immediately preceding the grant date.  The Company’s director emeritus receives annually, on the day after the Company’s Annual Meeting of Stockholders (the “Annual Meeting”), the equivalent of $87,500 for service as a director emeritus.  The director emeritus is invited to attend and participate in all Board and Governance and Nominating Committee meetings, and must attend at least one Board and Governance and Nominating Committee meeting in person annually.

The Company has established a Common Stock ownership objective for outside directors.  Each director is expected to accumulate, over the director’s first four years of Board service, the number of shares of Common Stock that is equal in market value to two times the annual retainer for Board service ($350,000).  Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level.  The intent is to encourage acquisition and retention of Common Stock by directors, evidencing the alignment of their interests with the interests of stockholders.  To this end, each new director receives an award of shares of Common Stock having a market value of $50,000 on the date of the award.  Previously, each new director received an award of shares of Common Stock having a market value of $25,000 on the date of the award.  Each new director must elect to defer receipt of this award into the stock fund of the Company’s Deferred

Compensation Plan.  Until such time as a director achieves the ownership objective or if a director shall at any time fall below the ownership objective, directors are expected to invest at least $87,500 per year (or such lesser amount necessary to achieve the ownership objective) in shares of Common Stock until the director has satisfied the ownership objective.

Each director who serves as Lead Director or on a committee of the Board receives an annual committee retainer, on the first business day after the Company’s Annual Meeting, as set forth in the table below:

Committee/Board Position*	Retainer as of January 1, 2011	Retainer prior to January 1, 2011
Lead Director*	$50,000	$40,000
Audit Committee Chair	$35,000	$35,000
Compensation Committee Chair	$35,000	$25,000
Governance and Nominating Committee Chair	$20,000	$15,000
Corporate Responsibility and Strategy Committee Chair	$20,000	$15,000
Audit Committee Member	$7,500	$5,000
Compensation Committee Member	$7,500	$3,000
Governance and Nominating Committee Member	$5,000	$3,000
Corporate Responsibility and Strategy Committee Member	$5,000	$3,000

* A Committee Chair shall only receive a committee chair retainer as a result of chairing a committee.  In the event the Lead Director serves on any committees as either a committee chair or committee member, the Lead Director will not be eligible to receive any committee retainer other than the Lead Director retainer.

The retainers listed above are payable in cash, and may be deferred into the bond fund of the Company’s Deferred Compensation Plan.  For a director whose service begins other than on the day of the Annual Meeting, any retainer is prorated.  If the Company does not hold an Annual Meeting by the end of May in any year, then any retainer that is scheduled to be paid following the Annual Meeting shall be paid on the last business day of May.

A director who leaves the Board at any time during the year, for any reason, will retain any retainer payments already received for such year.  The Compensation Committee has discretion to authorize the payment of additional fees to any director under extraordinary circumstances.  It is the expectation of the Compensation Committee that it will review this Outside Director Compensation Policy and the outside director compensation programs of the Benchmark Companies every two to four years, although it may review them more frequently as circumstances warrant.